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                        AMENDMENT TO AMENDED AND RESTATED
                            RIGHTS AGREEMENT BETWEEN

                                EKCO GROUP, INC.
                                       AND
                     AMERICAN STOCK TRANSFER & TRUST COMPANY


         THIS AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (this "Amendment") is made as of this 4th day of August, 1999 by and between EKCO Group, Inc., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation, as rights agent (the "Rights Agent"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

         WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement") among the Company, CCPC Acquisition Corp., a Delaware corporation ("Parent"), and EG Two Co., a Delaware corporation and a subsidiary of Parent (the "Sub"), providing for transactions (collectively, the "Transactions"), pursuant to which, among other things, the Company will merge (the "Merger") with the Sub and become a wholly-owned subsidiary of Parent, and the outstanding stock of the Company will be converted into the right to receive cash;

         WHEREAS, the Company and the Rights Agent are parties to an Amended and Restated Rights Agreement dated as of March 21, 1997 (the "Rights Agreement");

         WHEREAS, the parties desire to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement; and

         WHEREAS, the Board of Directors of the Company has determined that this Amendment is in the best interests of Right Holders.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. The definition of "Acquiring Person" set forth in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of that definition:

                  Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of (i) the execution and delivery of the Agreement and Plan of Merger dated as of August 4, 1999 among the Company, CCPC Acquisition Corp., a Delaware corporation ("Parent"), and EG Two Acquisition Co., a Delaware corporation ("Sub"), (the "Merger Agreement") or the execution of any amendment thereto, (ii) the consummation of the Offer, as that term is used in the Merger Agreement (the "Offer") or (iii) the consummation of the other Transactions.



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         2.       Section 7(a)(iii) of the Rights Agreement shall be amended to read in its entirety as follows:

                  (iii)    the earlier of (1) the  consummation  of the Offer or
(2) the Close of Business on March 21, 2007 (such earlier date, the "Final Expiration Date").


         3.       The definition of "Shares Acquisition Date" included in
Section 1 of the Rights Agreement shall be amended by adding the following sentence to the end of such definition:

                  Notwithstanding anything else set forth in this Agreement, a Shares Acquisition Date shall not be deemed to have occurred by reason of (i) the public announcement, public disclosure, execution and delivery or amendment of the Merger Agreement, (ii) the consummation of the Offer or (iii) the consummation of any of the other Transactions.


         4. Section 3(a) of the Rights Agreement shall be amended by adding the following sentence to the end thereof:

                  Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the consummation of the Offer or (iii) the consummation of any of the other Transactions.


         5. The first paragraph of Section 13(c) of the Rights Agreement shall be amended to read in its entirety as follows:

                  The Company shall not consummate any such consolidation, merger, sale or transfer (other than any such transaction contemplated by the Merger Agreement) unless the Principal Party shall have a sufficient number of authorized shares of its Common Shares that have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this
Section 13 and unless prior thereto the Company and each Principal Party and each other Person who may become a Principal Party as a result of such consolidation, merger, sale or transfer shall have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in paragraphs (a) and (b) of this Section 13 and further providing that, as soon as practicable after the date of any consolidation, merger, sale or transfer of assets mentioned in paragraph (a) of this Section 13, the Principal Party at its own expense will:


         6. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.





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         7.       This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one of the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.





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         IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


                           EKCO GROUP, INC.


                           By: /s/ Malcolm Sherman
                               -------------------------------------------
                               Name:  Malcolm Sherman
                               Title: Chairman and Chief Executive Officer


                           Attest: /s/ Donato A. DeNovellis
                                   ----------------------------------------
                                   Name:  Donato A. DeNovellis
                                   Title: Executive Vice President Chief
                                            Financial Officer



                           AMERICAN STOCK TRANSFER & TRUST COMPANY



                           By: /s/ Carolyn B. O'Neil
                               --------------------------------------------
                               Name:   Carolyn B. O'Neil
                               Title:  Vice President


                           Attest: /s/ Geraldine M. Zarbo
                                   ----------------------------------------
                                   Name:  Geraldine M. Zarbo
                                   Title: Vice President







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